Exhibit 21.1

Subsidiaries of the Registrant

Labstyle Innovation Ltd., an Israeli company

PsyInnovations Inc., a Delaware corporation

DarioHealth India Services Pvt. Ltd., an Indian company

Twill, Inc., a Delaware corporation